TOLL PROCESSING AGREEMENT

This Agreement is made and entered into as of this November 26, 2019 is between, Gridiron BioNutrients, Inc., 1119 West 1st Avenue, STE G, Spokane, WA 99021, a Nevada Corporation ("Client") and Syndicate Oil Incorporated, 297 Kingsbury Grade, Suite #100, Lake Tahoe, NV 89449, a Nevada Corporation ("Syndicate").

RECITALS

The following Recitals are true and correct and form an integral part of this Agreement:

I. Client is the legal owner of certain raw hemp biomass material (hereafter "Biomass") that Client desires to have processed into Cannabidiol ("CBD") product. Syndicate is in the business of processing Biomass into CBD product.

II. Pursuant to the terms of this Agreement, the Client is providing Biomass to Syndicate, and Syndicate will process the Biomass into CBD product.

III. CBD product is defined as:

- Winterized decarbed hemp crude oil

IV. This Agreement governs all transactions between the parties, including the execution and delivery of Purchase Orders, unless the parties otherwise agree in writing.

COVENANTS

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. <u>Purchase Orders</u>. All of the business to be conducted between Syndicate and the Client shall be pursuant to a valid "Purchase Order". "Purchase Order" means a purchase order that is substantially in the form of the purchase order attached and made a part hereof as Exhibit B. No Purchase Order delivered by Client will be effective until accepted in writing by Syndicate. Except for price and delivery terms set forth in the Purchase Order, this Agreement shall govern and control. A Purchase Order may be issued by Client by fax, email, mail, personal delivery, or overnight courier. Syndicate shall make commercially reasonable efforts to accept any Purchase Orders delivered by Client but shall not be obliged to accept any Purchase Order. Any additional or different terms purposed by Syndicate in an "acceptance", will be deemed to be rejected by the Client unless expressly agreed to in writing by Client.

2. <u>Price, Quantity, Quality and Payment Terms</u>.

A. <u>Price</u>. The Price Guidelines for processing Biomass and the extraction of the CBD product is set forth in **<u>Exhibit A</u>**, which is attached and made a part of this Agreement. Pricing shall remain confidential for the duration of this contract.

B. <u>Quantity</u>. The Quantity of Biomass delivered for processing will be 10,000 pounds of dried and milled biomass. Acceptance of any additional quantities of Biomass will be at the discretion of Syndicate. Ultimately, anticipated yield will be determined by the results from each *test batch* performed from each 10,000-pound QC Lot.

C. <u>Quality</u>. All deliveries of Biomass by the Client to Syndicate shall contain the same strain of hemp biomass. The Biomass must contain less than 10% seeds and/or stalks by weight and contain less than 8% moisture. The quality of the raw hemp shall be randomly tested to determine the available percentage CBD in the Biomass. If there are different strains of raw hemp within any given shipment, or if the percentage of available CBD of any part of the Biomass is different than indicated on the Purchase Order, there will be pricing adjustments as described in the Price Guidelines set forth on **<u>Exhibit A</u>**. Biomass delivered by Client must contain a minimum of eight percent (8%) total Cannabidiol (CBD and/or CBDA). All Biomass delivered by the Client to Syndicate must have less than three tenths of one percent (0.3%) total THC content. Any Biomass that tests above 0.3% THC is illegal and must be reported to the Colorado Department of Agriculture. The Biomass must contain no contaminants, including but not limited to:

- Mold and Mildew
- Non-hemp plant material
- Soil
- Insects
- Rodent droppings
- Wet or rotting material
- Heavy metals
- Residual Pesticides or Herbicides
- Bacteria

In the event any Biomass is deemed unacceptable by Syndicate pursuant to the foregoing criteria, the Client will be immediately notified and given the

opportunity to bring the Biomass into compliance or inspect the Biomass before disposal or return of the unacceptable Biomass to the Client, at the Client's sole cost and expense.

D Payment Terms. The Client will be required to pay Syndicate for its services as set forth in this Agreement, when CBD product is ready for shipment. The funds shall be sent via wire transfer to an account agreed upon by the parties. Syndicate requires an advance deposit of twenty-five percent (25%) of the total amount being processed at the time a Purchase Order is accepted to reserve the manufacturing time. If Client does not pay the full amount of the advance manufacturing deposit within five (5) days of the effective date of this Agreement above, it will be in default under the Agreement. In the event of default, Syndicate may terminate this Agreement and be relieved of any further obligation to supply CBD products. Syndicate will not release the CBD product to Client or its shipper until the final balance has been paid in full to Syndicate. All shipping costs, shipping insurance, taxes, VAT, other import/export fees, and additional fees will be paid by Client. If Syndicate is assessed and required to pay any of the same, those costs will be fully reimbursed to Syndicate by Client. If Client does not pay the full amount of any purchase order within five (5) days of receiving the notice of release, it will be in default under the Agreement. In the event of default, Syndicate will be entitled to a ten (10) percent late fee. If final payment plus late fee is not paid within fourteen (14) days of receiving the notice of release, Syndicate shall be entitled to repossess the final product in lieu of the final payment. Alternatively, Syndicate may terminate this Agreement and be relieved of any further obligation to supply CBD products. Furthermore, Syndicate may sell all or any portion of the completed CBD products to another purchaser without any compensation to Client for any amount collected in excess of the per gram amount set forth on **Exhibit A**.

3. Testing. All necessary testing costs and expenses will be invoiced back to the Client and payment due upon receipt. If Syndicate is assessed and required to pay any such costs, they will be fully reimbursed to Syndicate by Client. Testing will be performed upon the arrival of the Biomass at the facility and may be re-tested prior to processing. Additionally, testing will be performed on the crude and distillate products for each batch. Quality standards for the CBD product will be determined and agreed upon by the parties after the sample run is complete and data collected. In house potency testing, and optionally pesticide testing, will be performed on a sample taken every 10,000-pound biomass run.

5. Delivery.

A. Delivery Date and Lead Times. Lead times for the delivery of the raw Biomass and the CBD products will be agreed upon by the parties in advance and set forth in the Purchase Order or other writing between the parties. Client will allow Syndicate 3-4 weeks from execution of this agreement to complete all 10,000 pounds of biomass.

B. Timing and Release. Syndicate will issue a written notice of release when the order for CBD products or agreed-upon portions thereof is completed and ready for release to Client. Client will work with Syndicate to organize a pick-up time within five (5) working days after receiving the notice of release. Client shall have five (5) days after the notice of release to conduct any sample testing of the CBD products that Client wishes to perform, to confirm the percentage of CBD in the products. If the Client does not reject the product within this 5-day inspection period, they are conclusively deemed to have accepted the product as conforming to their order. The CBD products shall be made available to Client for pick up after: (i) the CBD product is accepted or deemed accepted by Client or it's representative; and (ii) Client has received and reviewed an invoice for the order/shipment that is true and correct and with the terms of the Purchase Order, and (iii) Syndicate has received the final balance appearing on the invoice in immediately available U.S. funds.

C. Place of Delivery. The point of the delivery of the product samples shall be a laboratory agreed upon between the parties. Client will be responsible for arranging shipment of the Biomass to Syndicate and will be responsible for transporting the CBD product sample from the laboratory after delivery by Syndicate.

D. Risk of Loss. Unless expressly agreed to in the "Purchase Order" (defined below) Syndicate shall have no responsibility or liability for the transportation, handling, security or insurance for the CBD product once they are released to Client. Title to the CBD crude and risk of any form of loss thereto passes to Client at the time the CBD product is shipped from Syndicate or received by Client or it's representative.

E. Change in Delivery Date. Syndicate may make the ordered CBD product available for release to Client on or before any specified delivery date. If Syndicate determines that delivery is likely to fall behind the specified delivery date, Syndicate will promptly notify Client of the reason for the delay and provide an alternative delivery date. In no event shall Syndicate be liable to Client for any damages which Client incurs as the result of a shipment being late, unless otherwise

agreed to in advance by the parties in writing.

F. Disposal of Waste. Syndicate will dispose of all waste and byproducts generated during execution of this contract.

6. Rights to Terminate.

A. Termination by Client. Client shall have the right to terminate a Purchase Order, or any portion thereof, without liability, if: (i) Syndicate fails to meet contractual commitments as to price, quality or quantity; or (ii) proceedings are instituted against Syndicate under the bankruptcy laws or any other laws relating to the relief of creditors; or (iv) a receiver is appointed or applied for by Syndicate.

B. Termination by Syndicate. Syndicate's shall have the right to terminate a Purchase Order, or any portion thereof, without liability, if: (i) Syndicate has provided Client with written notice of release and Client has not tendered the balance of the purchase price within ten (10) days of such notice of tender; or (ii) Client ceases to conduct its operations in the normal course of business; or (iii) Client is unable to meet its obligations as they mature; or (iv) proceedings are instituted against Client under the bankruptcy laws or any other laws relating to the relief of creditors; or (v) a receiver is appointed or applied for by Client; or (vi) any assignment is made by Client for the benefit of its creditors. Syndicate also reserves the right to cancel for any other reason permitted by the Uniform Commercial Code then in effect in the state where Syndicate has executed the Purchase Order.

7. Limited Warranty. Syndicate warrants to Client that all Cannabidiol (CBD) product delivered to fulfill a Purchase Order will conform to the requirements set forth in the Purchase Order and this Agreement, including all applicable descriptions and specifications of the CBD product. Syndicate warranties, services policies, or similar undertakings pursuant to this Agreement and/or a Purchase Order shall be enforceable by Client but not by customers of the Client. Other than the foregoing express warranty made to Client, Syndicate makes no warranties nor any representations regarding the condition of the products and specifically disclaims to the fullest extent allowed by law, any express or implied warranty regarding the CBD product's merchantability, fitness for any use, fitness for human or animal consumption, or conformance to any other standard or specification. In the event of any breach of Client warranty, Client's sole and exclusive remedy is limited to the replacement of the defective CBD product, or, at Client election, a refund of the purchase price attributable to the defective CBD product. Syndicate shall not be liable in any form of action for direct, indirect, or consequential

damages, including, but not limited to anticipated profits, or loss of business reputation, bodily injury or death.

8. Business Related Representations and Warranties of Syndicate.

A. True and Correct Information. All information provided to Client is true and correct in all material respects.

B. Organization and Good Standing. Syndicate is a Nevada Corporation which is duly organized, validly existing, and in good standing under the laws of the State of Nevada and is qualified to do business in Colorado and any other jurisdiction in which it does business.

C. Authority. Syndicate has the authority, under its organizational documents or other relevant documents related to the operation of its business to enter into this Agreement and to consummate the transactions provided for herein, and all corporate action has been taken to approve this Agreement and the transactions contemplated herein.

D. Claims and Proceedings. Except as otherwise disclosed by Syndicate there is no suit, action, arbitration or legal proceeding pending or, to the actual and/or constructive knowledge, threatened, against or affecting Syndicate, its business or any of its corporate assets.

E. Compliance with Laws. Syndicate has all necessary licenses and permits to carry on its business in the ordinary course, and Syndicate will conduct its business in accordance with all applicable federal, state and local laws, rules and regulations at all times.

9. Business Related Representations and Warranties of Client.

A. True and Correct Information. All information provided or to be provided prior to the execution of this Agreement to Syndicate will be true and correct in all material respects.

B. Organization and Good Standing. Client is a Corporation, which is duly organized, validly existing, and in good standing under the laws of the State of Nevada ("State") and is also qualified to do business in any other jurisdiction in which it does business.

C. Authority. Client has the authority, pursuant to its Articles of Organization, Operating Agreement or other relevant document related to the operation of its business to enter into this Agreement and to consummate the transactions provided for herein, and all company action has been taken to approve

this Agreement and the transactions contemplated herein.

D. Title to Assets. Client will make reasonable and customary efforts to ensure the Hemp Biomass provided by Client is not subject to any deed of trust, mortgage, security interest, pledge, lien (statutory or otherwise), encumbrance, charge, security interest or other encumbrance (including any conditional sale or other title retention agreement and any assignment or deposit arrangement in the nature of a security device) or other lien or claim of any nature whatsoever, and that the Biomass provided to Syndicate is free and clear of any and all liens and encumbrances.

E. Claims and Proceedings. Except as otherwise disclosed by Client there is no suit, action, arbitration or legal proceeding pending or, to the actual and/or constructive knowledge, threatened, against or affecting Client it's business or any of the Biomass or other assets.

F. Compliance with Laws. Client has all necessary licenses and permits to carry on its business in the ordinary course, and Client at all times will conduct its business in accordance with all applicable federal, state and local laws, rules and regulations.

10. Miscellaneous.

A. Purchase by Affiliates. Client may designate one or more of its affiliates to purchase CBD product under this Agreement, subject to approval by Syndicate of such affiliate-designation in writing. Approved affiliates will execute a separate agreement with Syndicate and must agree to be obligated by the same terms set forth in this Agreement.

B. Force Majeure. Any delay or failure of either party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such party's control, without such party's fault or negligence and that by its nature could not have been foreseen by such party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars, acts of terrorism, strikes, labor stoppages or slowdowns or other industrial disturbances, and shortage of adequate power or transportation facilities).

C. Term. This Agreement will be valid and in force for an initial period of three (3) years from the date hereof, and thereafter then it will automatically be renewed for a successive one (1) year term unless at least sixty (60) days before the expiration of the initial or renewal term either party informs the other party in writing of its intention to terminate this Agreement as of the

end of the initial or renewal term. Payment obligations and Purchase Orders existing at the termination of this Agreement, and the limited warranties set forth in this Agreement will survive termination of this Agreement.

D. Mutual Non-Compete. Unless agreed upon in writing the parties will not enter into any contractual relations with a customer of the other party during the term of this Agreement

E. Party Relationship. This Agreement does not create an agency, joint venture, or partnership between the Parties. Neither Party may impose or create any obligation or responsibility, express or implied, or make any promise, representation, or warranty on behalf of the other party, other than as expressly provided in this Agreement.

F. Indemnification. Each Party will indemnify, defend, and hold the other party harmless against any third-party claims (including the Parties' employees) for personal injury, death, or loss of or damage to property caused solely by Party's negligence in performing this Agreement. The indemnitor's obligations under this cause are conditioned on receiving prompt notice of a claim from the indemnitee. The indemnitor is exclusively entitled to control the defense. At the indemnitor's expense, the indemnitee will provide reasonable assistance to defend the claim, including promptly furnishing the indemnitor with all relevant information within its possession or control. The indemnitee may participate in the defense, but because the indemnitor will provide the defense, the indemnitor will not be responsible for any attorney's fees or legal cost other than its own. The indemnitee may not enter into any settlement, assume any obligation, or make any concession without the indemnitor's prior written approval, which may not be unreasonably withheld.

G. Confidentiality. Unless otherwise agreed to in writing, the Parties shall hold in confidence and not disclose, communicate, or transmit the existence of this Agreement or the pricing structure of this Agreement to any third party. If the receiving Party of confidential information must under operation of law disclose confidential information, the Party must send notice of the required disclosure to the Party that provided the confidential information prior to disclosing the information.

H. Jurisdiction and Choice of Law. This Agreement is negotiated and delivered in Colorado and shall be governed by Colorado law. In the event of legal action to interpret or enforce this agreement, the parties' consent to the jurisdiction and venue of the State of Colorado Courts situated in Denver, Colorado and the prevailing party shall be entitled to recover its reasonable attorney's fees and costs.

I. Complete Agreement. The parties acknowledge and agree that this Agreement has been read and understood by them. The parties have carefully read and considered all provisions of this Agreement and agree that all of the restrictions and terms set forth are fair and reasonable and are reasonably required for the protection of the interests of the parties. the parties have been advised to have this agreement reviewed and explained by independent counsel and acknowledge that they have done so.

J. Modification. This Agreement may only be modified pursuant to a writing executed by both Parties.

K. Headings. The parties mutually agree that the headings and captions contained in the Agreement are inserted for convenience of reference only and are not to be used in construing this Agreement

L. Successors & Assigns. The covenants and agreements herein contained shall be binding upon and inure to the benefit of the Parties and their personal representatives, heirs, successors and assigns.

M. Waiver. If a party fails to enforce at any time any of the provisions of this Agreement, that failure is not a continuing waiver of any provisions, and it does not affect the party's right to take any action in the future to enforce any provisions.

N. Severability. If any part of this Agreement is for any reason held to unenforceable, the rest of it remains fully enforceable.

O. Signatures. Faxed, electronic or emailed signatures shall be deemed to be the same as an original signature.

(Signature Page to Follow)

TOLL PROCESSING AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed, sealed and delivered this Agreement to be effective as of the Effective Date.

Syndicate Oil Incorporated, a Nevada Corporation (Syndicate)

Signed: David Foggy

Print Name & Title: David Foggy, CEO & Founder

Date: Nov 27 2019

Gridiron BioNutrients Incorporated, a Nevada Corporation (Client)

Signed: Tim Orr

Print Name & Title: Tim Orr, President

Date: Dec 13 2019

TOLL PROCESSING AGREEMENT

Exhibit A: Confidential Pricing Structure

The exhibits below are intended for budgetary purposes only. The "Expected Crude Liters" is the expected yield, not the guaranteed yield.

Biomass % CBD	Processing Fee/Pound	Expected Crude Liters per 10k Pounds
10	$10.00	400

Service	Quantity	Price	Notes
Biomass to Crude	10,000 Pounds	$10/pound	Price based on 10% CBD

TOLL PROCESSING AGREEMENT

EXHIBIT B
PURCHASE ORDER

BILL TO:	SHIP TO:	PO NO.: 01220
Gridiron BioNutrients, Inc.	Syndicate Oil Incorporated	DATE: 11.26.19
1119 West 1st Avenue, STE G	5000 Robb Street	VENDOR NO.:
Spokane, WA 99021	Wheat Ridge, CO 80033	
Ph 509.499.9392	Ph 415.321.9577	

ATTENTION:	ATTENTION:
Accounts Payables	Receiving

REQUESTOR:	SHIP DATE:	SHIP VIA:	FOB:	BUYER:	TERMS:	TAX ID:
	12.20.19	Freight	Origin	Tim Orr	NET0	

QUANTITY	ITEM	DESCRIPTION	TAXABLE	UNIT PRICE	TOTAL
10,000	Biomass Extraction to Crude	Biomass Extraction to Winterized Decarbed Crude, Minimum 60% total Cannabinoids		10 USD	100,000 USD

SUBTOTAL:	100,000 USD
SDFTAX:	
SHIPPING:	TBD
MISCELLANEOUS:	
BALANCE:	100,000 USD

Terms

- 25% Deposit required prior to shipment of biomass to Syndicate Oil
- Payment due prior to shipment of crude oil to Gridiron BioNutrients
- Make all deposits/payments to Syndicate Oil, Inc.
- Buyer is responsible for ALL costs incurred with shipment of Product.
- Delivery Date and Lead Time – Client acknowledges a 2-4 week Lead Time on all orders unless specified in writing by Syndicate.
- Refunds – ALL Refunds are subject to the terms of the Toll Processing Agreement executed on 11.26.19
- Client acknowledges the incorporation of ALL terms included within the Toll Processing Agreement executed on 11.26.19.

Exhibit C: Shipping/Receiving Schedule

Receiving			
Day	Warehouse	Dock	Forklift
Monday	8 - 5 MST	No	Yes
Tuesday	8 - 5 MST	No	Yes
Wednesday	8 - 5 MST	No	Yes
Thursday	8 - 5 MST	No	Yes
Friday	8 - 5 MST	No	Yes
Saturday	8 - 1 MST	No	Yes
Sunday	Closed		
Shipping Schedule			
Day	Warehouse	Dock	Forklift
Monday	8 - 5 MST	No	Yes
Tuesday	8 - 5 MST	No	Yes
Wednesday	8 - 5 MST	No	Yes
Thursday	8 - 5 MST	No	Yes
Friday	8 - 5 MST	No	Yes
Saturday	8 - 1 MST	No	Yes
Sunday	Closed		

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Document Details

Title	Syndicate Oil Tolling Agreement
File Name	Syndicate_Gridiron_Tolling_Agreement_Biomass 112619.pdf
Document ID	9721b9ecb6bb43f5b46753a81d6bb5e4
Fingerprint	32df7d76c74ec269498226a21684cac1
Status	In Process

Document History

Document Created	Document Created Fingerprint: 32df7d76c74ec269498226a21684cac1	Nov 27 2019 02:02PM UTC
Document Sent	Document Sent to David Foggy (dfoggy@syndicateoil.com)	Nov 27 2019 02:02PM UTC
Document Sent	Document Sent to Tim Orr (tim@gridironmvp.com)	Nov 27 2019 02:02PM UTC
Document Viewed	Document Viewed by David Foggy (dfoggy@syndicateoil.com) IP: 174.16.46.76	Nov 27 2019 02:09PM UTC
Document Signed	Document Signed by David Foggy (dfoggy@syndicateoil.com) IP: 174.16.46.76	Nov 27 2019 02:10PM UTC
Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 72.201.128.165	Nov 27 2019 07:30PM UTC
Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 72.201.128.165	Nov 27 2019 07:41PM UTC
Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 72.201.128.165	Nov 29 2019 07:18PM UTC
Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 100.35.139.165	Nov 29 2019 10:44PM UTC
Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 100.1.60.249	Dec 03 2019 02:51PM UTC
Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 72.201.128.165	Dec 03 2019 05:08PM UTC

Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 34.231.157.157	Dec 03 2019 05:08PM UTC
Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 38.205.190.246	Dec 03 2019 05:08PM UTC
Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 72.201.128.165	Dec 05 2019 08:15PM UTC

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Document Details

Title	Please Sign Syndicate Oil Tolling Agreement
File Name	Syndicate Oil Tolling Agreement (1).pdf
Document ID	762130243d2e4143adc33ce14c555d41
Fingerprint	ac79bd436ce6de1aa75143d08e990e27
Status	Completed

Document History

Document Created	Document Created Fingerprint: ac79bd436ce6de1aa75143d08e990e27	Dec 05 2019 09:32PM UTC
Document Sent	Document Sent to Tim Orr (tim@gridironmvp.com)	Dec 05 2019 09:33PM UTC
Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 72.201.128.165	Dec 06 2019 05:37PM UTC
Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 72.201.128.165	Dec 06 2019 05:38PM UTC
Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 100.35.121.138	Dec 06 2019 07:35PM UTC
Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 52.44.93.197	Dec 06 2019 07:36PM UTC
Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 23.82.16.14	Dec 06 2019 07:36PM UTC
Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 172.85.60.34	Dec 06 2019 07:58PM UTC
Document Viewed	Document Viewed by Tim Orr (tim@gridironmvp.com) IP: 72.201.128.165	Dec 13 2019 05:23AM UTC
Document Signed	Document Signed by Tim Orr (tim@gridironmvp.com) IP: 72.201.128.165	Dec 13 2019 05:24AM UTC
Document Completed	This document has been completed. Fingerprint: 8c7c513419f865767efc5244bcc809d3	Dec 13 2019 05:24AM UTC